Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-239679), Form S-3 (No. 333-195783, No. 333-220807 and No. 333-239203) and Form S-8 (No. 333-198357, No. 333-207131, No. 333-220808, No. 333-222663, No. 333-226037, No. 333-230404, No. 333-232512, No. 333-236412, No. 333-237527, No. 333-253526, No. 333-253529, No. 333-263035 and 333-266218) of Ekso Bionics Holdings, Inc. of our report dated March 28, 2023, on Ekso Bionics Holdings, Inc.’s financial position, results of operations and cash flows, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California
March 28, 2023